EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CenturyTel, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-64992) on Form S-8 of CenturyTel, Inc. of our report dated June 16, 2006 with respect to the statements of net assets available for benefits of CenturyTel, Inc. Union Group Incentive Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 11-K of CenturyTel, Inc. Union Group Incentive Plan.

KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
June 28, 2006